Exhibit 99.1

PRESS RELEASE

RigNet Announces Resource Reallocation Plan

HOUSTON – February 19, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, today announced that it is implementing a plan to shift resources from its U.S. land rig communications business and certain back office support functions to expand its global sales team and boost its business development and global expansion initiatives. This shifting of resources provides a better alignment with the current business environment and improves positioning for future growth.

In connection with this plan, RigNet expects to take a one-time charge of approximately $6.2 million in the first quarter of 2015 for facilities closures, employee severance expenses and related matters. Separately, with the downturn in the oil and gas industry, RigNet also anticipates taking a pre-tax goodwill impairment charge of approximately $2.7 million in the fourth quarter of 2014 related to RigNet’s Telecommunications Systems Integration business segment.

“During this oil and gas industry downturn, RigNet sees opportunities to dedicate additional resources toward growth areas of the business, which can be funded by shifting resources from our U.S. land rig communications business and generating better efficiencies in our back office functions. This increased investment in the front end of our business will help ensure we maintain our superior customer service levels and allow us to pursue new sales opportunities, build market share and expand geographic presence,” said Mark Slaughter, RigNet’s CEO and president. “We believe that reallocating investment from the back office to the front office strikes the right balance between sizing the Company for today’s market environment while continuing to strengthen our capabilities and positioning for the future.”

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, focusing on serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in fifty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net